Exhibit 10.1

December 11, 2018

Christopher Marshall

Dear Chris:

Welcome to Mr. Cooper! We look forward to you joining our team. This letter will confirm our offer and your acceptance to join our team as Vice Chairman and Chief Financial Officer, reporting to Jay Bray, President and CEO.

Annual Base Salary:	You will be paid a bi-weekly salary of $26,923.08 which is equivalent to $700,000 on an annualized basis.

Bonus Opportunity:
You will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be 375% of your annual base salary or $2,625,000. Your target bonus will be 60% of your maximum bonus opportunity or $1,575,000. Your bonus will be based on achieving Company and individual performance goals established by the CEO. In addition, you must be actively employed by Mr. Cooper on the day the bonus is paid to receive an award.

Long-Term Incentive Opportunity:
Beginning in 2019, you will be eligible for an annual equity award valued at $1,000,000. The initial grant will be March 1, 2019. Grants are usually made in March and typically vest equally over three years. All awards must be approved by the Compensation Committee of the Board of Directors.

Relocation Costs:
In lieu of relocation reimbursement, you will receive a lump sum of $100,000 (grossed up for taxes) within 30 days of your start date to help offset expenses related to housing. Your airfare will be reimbursed for travel to and from your home location to Mr. Cooper headquarters. All incurred expenses must be in accordance with the Mr. Cooper Travel and Expense policy. Reimbursement for commuting expenses is considered taxable income and will be added to wages on your W-2.

Non-competition:
You agree that while employed by Mr. Cooper and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of Mr. Cooper, Xome Holdings LLC and their subsidiaries or of any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of your termination of employment. For clarification, any business that derives the majority of their revenue from mortgage servicing, mortgage origination, or providing services related to purchasing or refinancing a home, would be considered a direct competitor. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Mr. Cooper and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

Severance:
Should Mr. Cooper terminate your employment without cause, or if you terminate your employment for good reason, during the initial twenty-four (24) months of your employment, you will be entitled to severance of twelve (12) months of your current salary plus 100% of the higher of your target bonus or your prior year’s bonus; the next tranche of restricted stock units scheduled to vest for each grant awarded to you; accrued benefits; and continuation of your coverage under the Company’s medical plan until the earlier of the period of time it takes you to become eligible for the medical benefits program of a new employer or 12 months from the date of such termination, subject to providing Mr. Cooper and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions.  Severance shall be paid bi-weekly in accordance with standard payroll practices. If Mr. Cooper terminates your employment without cause, or you terminate your employment for good reason, after the first twenty-four (24) months of employment, you shall be entitled to receive such severance as may be consistent with the then current practices of the Company.

The Company may terminate your employment either with or without Cause. For purposes of this agreement, “Cause” shall mean:

(i)      willful misconduct or willful neglect by you in the performance of your duties to the Company;

(ii)      your willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;

(iii)      your conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any other conviction which would render you ineligible for employment for the Company; or

(iv)      your willful breach of any of the material terms and conditions of this letter agreement.
The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of the agreement, “Good Reason” means:

the occurrence, without the express written consent of Executive, of any of the following circumstances, unless, with respect to clauses (i), (ii), (iii) and (iv) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive to the Company (which written notice must be delivered within thirty (30) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below:

(i) a material reduction in your base salary;

(ii) a material diminution in the authorities, duties or responsibilities of Executive;

(iii) a requirement that the Executive report to someone other than the CEO, or

(iv) Company’s breach of any term of this Agreement.

Non-solicit:
You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Mr. Cooper for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

Employment at will:
Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Mr. Cooper the right to terminate the relationship at any time for no reason or any reason, with 60 days notice.

Anticipated Start Date:	January 2, 2019
Should you accept employment with Mr. Cooper, you will be eligible for a maximum of 25 paid time off (PTO) days annually, earned and accrued on a per pay-period basis. On the first day of your employment, you will be eligible to participate in a variety of health and welfare plans including medical, dental, life, disability, sick leave, PTO, and paid holidays. You will also be eligible to participate in the Mr. Cooper 401(k) retirement plan. More information about these benefits will be provided to you during New Hire Orientation.

If you have or had any agreement or contract with any previous employer or any other entity that would restrict or impair your ability to work for Mr. Cooper, call upon its customers, or prospective customers, or assist Mr. Cooper in recruiting employees, you must immediately notify us. Also, please be advised that Mr. Cooper prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. Mr. Cooper also prohibits employees from bringing any former employer’s confidential information on to Mr. Cooper’s property, including its computer systems, databases, and company-owned or paid-for equipment. If you have any proprietary or confidential information of any prior employer, you are required to retain the same. However, you are not to use that information in any way in your job at Mr. Cooper.
This offer is contingent upon the following:

Proof of eligibility and employment authorization in accordance with governmental (I-9) requirements,
Obtaining satisfactory criminal, employment, and education background checks,
Completing all new hire paperwork, which you will receive in the days after you sign and date this letter.

Chris, we look forward to you playing a vital role at Mr. Cooper. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Jay Bray

Jay Bray
Chairman and CEO

I, Christopher Marshall, accept and agree to all the terms and conditions contained in this offer letter.

/s/ Christopher Marshall        December 11, 2018
(Signature)    Date

I understand and agree that if I am hired by Mr. Cooper or any affiliate of Mr. Cooper that my employment relationship with Mr. Cooper or any affiliate of Mr. Cooper to whom I may hereafter be assigned, will be as an “employee at-will.”  Mr. Cooper retains the right to terminate my employment relationship at any time with or without cause, without notice, and without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Mr. Cooper or any affiliate to terminate my employment relationship for cause is not binding, unless such an agreement is made in writing and signed by the CEO of Mr. Cooper and me. This offer is contingent upon successful completion of a background investigation.